Exhibit 1
              RESTATED CERTIFICATE OF INCORPORATION
                                OF
                          TERACOM, INC.

       (Changed herein to "Dix Hills Equities Group, Inc.")

   (Under Section 242 of the Delaware General Corporation Law)

     This Restated Certificate of Incorporation was proposed to the stockholders of TeraCom, Inc., a corporation organized under the laws of the State of Delaware (the "Corporation") by the Board of Directors on December 14, 1988, and duly adopted by the requisite number of stockholders entitled to vote, in accordance with the provisions of the Delaware General Corporation Law, as amended. The Certificate of Incorporation as previously and herewith amended is hereby restated to read in its entirety as follows:

     FIRST: The name of the corporation is Dix Hills Equities Group, Inc. (the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name and address of the Corporation's registered agent in the State of Delaware is the Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

     FOURTH: 1. The total. number of shares of stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

     2. Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (the "Board of Directors"), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolution of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the Board of Directors providing for the issuance of such series of Preferred Stock. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series

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then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

     FIFTH: In furtherance and not in limitation of the powers conferred by statute and subject to Article Sixth hereof, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of the Corporation (the "Bylaws").

     SIXTH: Notwithstanding Article Fifth hereof, the Bylaws may be adopted, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock (as defined in paragraph (f) of Section 3 of Article Fourteenth hereof), regardless of class and voting together as a single voting class; provided, however, that where such action is approved by a majority of the Continuing Directors (as defined in paragraph (a) of Section 3 of Article Fourteenth hereof), the affirmative vote of a majority of the voting power of all outstanding shares of voting Stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.

     SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a Bylaw or Amendment thereto provided that the number of directors shall not be reduced to less than three (3), except that there need be only as many directors as there are stockholders in the event that the outstanding shares are held of record by fewer than three (3) stockholders.

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     EIGHTH: 1. At the first Annual Meeting of Stockholders of the Corporation (the "Annual Meeting") after the authorized number of directors is six (6) or more, the Board of Directors shall be divided into three (3) classes: Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in such quotient obtained by dividing the authorized number of directors by three (3). If a fraction is also contained in such quotient, then additional directors shall be apportioned as follows: If such fraction is one-third, the additional director shall be a member of Class I; and if such fraction is two-thirds, one of the additional directors shall be a member of Class I and the other shall be a member of Class II. Each director shall serve for a term ending on the date of the third Annual Meeting following the Annual Meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the first Annual Meeting following their election, the directors first elected to Class II shall serve for a term ending on the date of the second Annual Meeting following their election and the directors first elected to Class III shall serve for a term ending on the date of the third Annual Meeting following their election.

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     Whenever the authorized number of directors shall be reduced to less than six (6) directors, the existing directors shall serve out the remainder of their terms based upon their respective classes and each subsequently elected director shall serve for a one (1) year term. At such subsequent time as the authorized number of directors is six (6) or more directors, the prior paragraph shall again become operative.

     2. Notwithstanding the foregoing provisions of this Article Eighth: each director shall serve until his successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director; and additional directors, elected pursuant to Section 2 of Article Fourth hereof in connection with rights to elect such additional directors under specified circumstances which may be granted to the holders of any series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such series.

     NINTH: Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified or until such director's death, resignation or removal, whichever first occurs.

     TENTH: Except for such additional directors as may be elected by the holders of any series of Preferred Stock pursuant to the terms thereof established by a resolution of the Board of Directors pursuant to Article Fourth hereof, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director regardless of class and voting together as a single voting class; provided, however, that where such removal is approved by a majority of the Continuing Directors, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class, shall be required for approval of such removal.

     ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual Meeting or at a special meeting of stockholders of the corporation, unless such action requiring or permitting stockholder approval is approved by a majority of the Continuing Directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of Voting Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present

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and voted, provided, all other requirements of applicable law and this
Certificate have been satisfied. Except as specifically set forth in this Article Eleventh, no action may be taken by stockholders by written consent.

     TWELFTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the Chairman of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as it requested by the person or persons calling the meeting within the limits fixed by law.

     THIRTEENTH: Meetings of stockholders of the Corporation may be held within or without the State or Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

     FOURTEENTH: 1. Subject to the provisions of Section 2 of this Article Fourteenth, in addition to any vote required by law, no Business Combination (as defined in paragraph (b) of Section 3 of this Article Fourteenth) shall be consummated unless approved by the affirmative vote of the holders of not less than: (a) eighty percent (80%) of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class; (b) a majority of the voting power of all outstanding shares of voting Stock, other than shares held by any Interested Stockholder which is (or the Affiliate or Associate of which is) a party to such Business combination or by any Affiliate or Associate of such Interested Stockholder regardless of class and voting together as a single voting class; and (c) the affirmative votes referred to in paragraphs (a) and (b) of this Section 1 shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or proportion may be specified, by law, or in any agreement between the Corporation and any national securities exchange or any other person, or otherwise.

     2. Notwithstanding the provisions of Section 1 of this Article Fourteenth, a Business Combination may be approved if all of the conditions specified in either of the following paragraphs (a) or (b) have been satisfied:

          (a) both of the following conditions specified in clauses (i) and (ii) of this paragraph (a) have been satisfied if:

               (i) there are one (1) or more Continuing Directors and a majority of such continuing Directors shall have approved such Business Combination; and

               (ii) such Business Combination shall have been approved by the affirmative vote of the Corporation's stockholders required by law, if any such vote is so required; or

          (b) all of the following conditions specified in clauses (i) through (vii) of this paragraph (b) have been satisfied if:

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               (i)     such Business Combination shall have been approved by
the affirmative vote of holders of a majority of the voting power of all outstanding shares of voting Stock, regardless of class and voting together as a single voting class;

               (ii)     the aggregate amount of (A) the cash and (B) the Fair
Market Value (as defined in paragraph (i) of     Section 3 of this Article
Fourteenth), as of the date of the consummation of the Business Combination (the "Consummation Date"), of consideration other than cash received or to be received, per share, by holders of shares of Common Stock in such Business Combination, shall be at least equal to the higher of the following:

                    (I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Stockholder which is (or the Affiliate or Associate of which is) a party to such Business Combination for any shares of Common Stock (x) within the two (2) year period immediately prior to and including the date of the final public announcement of the terms of the proposed Business Combination (the "Announcement Date"), or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                    (II) the Fair Market Value per share of Common Stock (x) on the Announcement Date, or (y) on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher;

               (iii) the aggregate amount of (A) the cash and (B) the Fair Market Value, as of the Consummation Date, of consideration other than cash received or to be received, per share, by holders of shares of any class of outstanding Voting Stock other than Common Stock in such Business Combination, shall be equal to the highest of the following (it being intended that the requirements of this clause (iii) shall be required to be met with respect to every class of outstanding Voting Stock other than Common Stock, whether or not such Interested Stockholder (or such Affiliate or Associate) has previously acquired any shares of a particular class of Voting Stock):

                    (I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Stockholder for any shares of such class of Voting Stock (x) within the two (2) year period immediately prior to the Announcement Date, or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

                    (II) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                    (III) the Fair Market Value per share of such class of Voting Stock (x) on the Announcement Date, or (y) on the Determination Date, whichever is higher:

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               (iv) the consideration to be received by the holders of a
particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid (or agreed to pay) for shares of such class of Voting Stock; if the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by such Interested Stockholder; and the price determined in accordance with clauses (ii) and (iii) of this paragraph (b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event;

               (v) after such Interested Stockholder has become an Interested Stockholder, and prior to the consummation of such Business Combination, neither such Interested Stockholder nor any of its Affiliates or Associates shall have become the beneficial owner of any additional shares of Voting Stock, except (A) as part of the transaction which resulted in such Interested Stockholder becoming an interested Stockholder, or (B) upon conversion of convertible securities acquired by it prior to such Interested Stockholder becoming an Interested Stockholder, upon exercise of warrants acquired by it prior to such interested Stockholder becoming an Interested Stockholder, or as a result of a stock split or a pro rata stock dividend;

               (vi) after such interested Stockholder has become an Interested Stockholder, neither such Interested stockholder nor any of its Affiliates or Associates shall have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise: and

               (vii) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and/or regulations) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules and/or regulations or such subsequent provisions).

     3. For the purposes of this Restated Certificate of Incorporation, the following definitions shall apply:

          (a) "Continuing Director" means: (i) any member of the Board of Directors who (A) is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder and (B) was a member of the Board of Directors prior to the time that an Interested Stockholder became an Interested Stockholder; and (ii) any person who is elected or nominated to succeed a Continuing Director, or to join the Board of Directors, by a majority of the Continuing Directors.

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          (b)     "Business Combination" means any one or more of the
following transactions referred to in clauses (i) through (vi) of this paragraph (b):

               (i) any merger or consolidation of the corporation or any Subsidiary (as defined in paragraph (h) of this Section 3 with or into (A) any Interested Stock holder or (B) any other corporation (whether or not itself an Interested Stockholder) which immediately before is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stock holder;

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Stockholder, Affiliate and/or any Associate of any Interested Stockholder of any assets of the Corporation and/or any subsidiary where such assets have an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more;

               (iii) the issuance or transfer by the corporation and/or any Subsidiary (in one transaction or a series of related transactions) of any equity securities of the corporation and/or any subsidiary to a person which, immediately prior to such issuance or transfer, is an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, where such equity securities have an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more other than a pro rata distribution;

               (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

               (v) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder), which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or by any Affiliate and/or Associate of any Interested Stockholders or (vi) any agreement, contract or other arrangement providing for any of the transactions described in clauses
(i) through (v) of this paragraph (b).

          (c) A "person" means an individual, firm, partnership, tenant, corporation or other entity.

          (d) "Interested Stockholder" means any person who or which, together with its Affiliates and Associates, as of the record date for the determination of stockholders entitled to notice of, and to vote on, any Business Combination, the removal of a director or the adoption of any proposed amendment, alteration, recission or repeal of any provision of this Restated Certificate of incorporation or any Bylaw, or immediately prior to the Consummation Date:

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               (i)     is the beneficial owner (as defined in paragraph (e) of
this Section 3), directly or indirectly, of ten percent (10%) or more of the voting power of (A) all outstanding shares of Voting stock or (B) all outstanding shares of the capital stock of a Subsidiary having general voting power ("Subsidiary Stock"); or

               (ii) is an assignee of or has otherwise succeeded to any share of Voting Stock or Subsidiary Stock which was, at any time within the two (2) year period prior thereto, beneficially owned by any person who at such time was an Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and/or regulations); provided, however, that the term "Interested Stockholder" shall not include (A) the Corporation or any Subsidiary, (B) any profit sharing, employee stock ownership or other employee benefit plan of then Corporation or any Subsidiary, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity or (c) any beneficial owner of ten percent (10%) or more of the outstanding Voting Stock on the effective date of this Restated Certificate of Incorporation.

          (e) A person is the "beneficial owner" of any shares of capital stock:

               (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

               (ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (8) the right to vote pursuant to any agreement, arrangement or understanding: or

               (iii) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation or a Subsidiary, as the case may be.

          (f) "Voting Stock" means the capital stock of the Corporation having general voting power. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (d) of this Section 3, the number of shares of Voting Stock ox Subsidiary Stock, as the case may be, deemed to be outstanding shall include shares deemed owned by a beneficial owner through application of paragraph (e) of this Section 3, but shall not include any other shares of Voting Stock or Subsidiary Stock, as the case may be, which may be issuable to any other person pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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          (g)     "Affiliate" and "Associate" have the respective meanings
given to those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1988.

          (h) "Subsidiary" means any corporation of which a controlling interest of any class of equity security is owned, directly or indirectly, by the Corporation, or which is otherwise controlled, directly or indirectly, by the corporation.

          (i) "Fair Market Value" means (i) in the case of stock (A) the highest closing sale price during the thirty (30) day period including and immediately preceding the date in question of a share of such stock on the Composit Tape for New York Stock Exchange-Listed Stocks, or (B) if such stock is not quoted on the Composite Tape, the highest closing sale price during such thirty (30) day period on the New York Stock Exchange, or (C) if such stock is not listed on such Exchange, the highest closing sale price during such thirty (30) day period on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or (D) if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or-any system then in use during any such thirty (30) day period, or (E) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors (or if there are no Continuing Directors, then by a majority of the Board of Directors), and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as deter-mined in good faith by a majority of the continuing Directors (or if there are no continuing Directors, then by a majority of the Board of Directors).

          (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash received or to be received" as used in clauses (ii) and (iii) of paragraph (b) of Section 2 of this Article Fourteenth shall include the shares of Common Stock and/or the shares of any other class of Voting Stock retained by the holder of such shares.

     4. A majority of the Continuing Directors shall have the power and duty to determine, for purposes of this Article Fourteenth, on the basis of information known to them:

          (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock or Subsidiary Stock beneficially owned by any person,
(c) whether a person is an Affiliate or Associate of another person, (d) whether a person has an agreement, arrange-went or understanding with another person as to the matters referred to in clause (vi) of paragraph (b), or clause (ii) or (iii) of paragraph (e), of Section 3 of this Article Fourteenth, (e) whether any particular assets of the Corporation and/or any Subsidiary have an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more, or (f) whether the consideration received for the issuance or transfer of securities by the corporation and/or any subsidiary has an aggregate Fair Market Value of One Million Dollars ($1,000,000) or more. In furtherance and not in limitation of the preceding powers and duties set forth in this Section 4, a majority of the Continuing

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Directors shall have the power and duty to interpret all of the terms and provisions of this Article Fourteenth.

     5. Nothing contained in this Article Fourteenth shall be construed to relieve any Interested Stockholder or any Affiliate or Associate thereof from any fiduciary obligation imposed by law.

     6. The fact that any action or transaction complies with the provisions of this Article Fourteenth shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof to approve such action or transaction or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance, limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or action and responses taken with respect to, such action or transaction.

     7. Pursuant to the provisions of Section 203(b)(i) of the Delaware General Corporation Law ("DGCL"), the Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

     FIFTEENTH: To the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation shall be entitled to the statutory appraisal rights with respect to any Business Combination involving the Corporation and any Interested Stockholder (or any Affiliate or Associate of any Interested Stockholder), which requires the affirmative vote specified in paragraph (a) of Section 1 of Article Fourteenth hereof.

     SIXTEENTH: The provisions set forth in this Article Sixteenth and in Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Fourteenth and Fifteenth hereof may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, except by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock regardless of class and voting together as a single voting class, and, where such action is proposed by an Interested Stockholder or by any Associate or Affiliate of an Interested Stockholder, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single class, other than shares hold by the interested Stockholder which proposed (or the Affiliate or Associate of which proposed) such action, or any Affiliate or Associate of such Interested Stockholder: provided, however, that where such action is approved by a majority of the Continuing Directors, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.

     SEVENTEENTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Restated Certificate of Incorporation in the

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manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.
Notwithstanding the preceding sentence, the provisions set forth in Articles fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Fourteenth, Fifteenth and Sixteenth may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, unless such action is approved as specified in Article Sixteenth hereof.

     EIGHTEENTH: No director of the corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     NINETEENTH: No contract or other transaction of the Corporation with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by: (a) the fact that any one or more of the directors or officers of the Corporation is interested in or is a director or officer of such other firm or corporation; or, (b) the fact that any director or officer of the Corporation, individually or jointly with others, may be a party to or, may be interested in any such contract or transaction, so long as the contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or the contract or transaction has been approved or ratified by vote or written consent of the shareholders entitled to vote, to whom such fact of relationship or interest has been disclosed, or so long as the contract or transaction is fair and reasonable to the Corporation. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the Corporation for the benefit of himself or any firm or corporation in which he may in any way be interested.

     TWENTIETH: The officers, directors and other members of management of the Corporation shall be subject to the doctrine of corporate opportunities as to areas in which the Corporation has expressed an interest as determined from time to time by resolution of the Board of Directors. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of the Corporation shall be disclosed promptly to the Corporation and made available to it. The Board or Directors may reject any business opportunity presented to it, and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as the Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of the Corporation shall be free to engage in such areas of interest on their own and the provisions hereof shall not limit the rights of any officer, director or other member of management of the Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which such employee may have to the Corporation.

     By execution of this Restated Certificate of Incorporation, the President and Secretary of the Corporation do hereby certify that the foregoing Restated Certificate of Incorporation of the Corporation was authorized and approved at a special meeting of shareholders duly called and held on December 27, 1988, at which a quorum was present. As of December 14, 1988, the record date for such meeting, the number of shares of the corporation issued and outstanding and entitled to vote on the foregoing Restated Certificate of Incorporation was 11,480,000, of which a total of 6,155,937 shares, or approximately 53.62% of the outstanding common stock, voted for adoption of the foregoing Restated Certificate of Incorporation, and no shares voted against such Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, TERACOM, INC. has caused this Restated Certificate of Incorporation to be executed by the President, to be attested to by its Secretary, and its corporate seal to be affixed hereto this 24th of March, 1989.

                                   (the "Corporation)

Attest:                             TERACOM, INC.


 /s/ Lawrence LoScalzo, Jr.         By /s/ Lawrence LoScalzo, Sr.
--------------------------------       ----------------------------------
Lawrence LoScalzo, Jr., Secretary       Lawrence LoScalzo, Sr., President




[SEAL]

                 CERTIFICATE OF AMENDMENT TO THE

             RESTATED CERTIFICATE OF INCORPORATION OF

                  DIX HILLS EQUITIES GROUP, INC.

           (Changed herein to "MILLENNIUM QUEST, INC.")


     The following Certificate of Amendment to the Restated Certificate of Incorporation of the above-named corporation is adopted pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware. We the undersigned as president and secretary of Dix Hills Equities Group, Inc., do hereby certify:

     That the board of directors of said corporation duly adopted on March 7, 2000, in accordance with Section 222 of the General Corporation Law of the State of Delaware, resolutions to amend the Restated Certificate of Incorporation as follows:

     1. The FIRST ARTICLE of the Restated Certificate of Incorporation shall be amended to read as follows:

     FIRST:     The name of the Corporation is:  Millennium Quest, Inc. (the
"Corporation").

     2. The first paragraph of the FOURTH ARTICLE of the Restated Certificate of Incorporation, shall be amended to read as follows:

     FOURTH:     1.  The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares, consisting of Twenty Million (20,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

     3. The remainder of the FOURTH ARTICLE shall remain unchanged and unmodified.

     4. By execution of this Certificate of Amendment to the Restated Certificate of Incorporation, the president and secretary of the Corporation do hereby certify that the foregoing Certificate of Amendment to the Restated Certificate of Incorporation was duly adopted by holders of a majority of the issued and outstanding common stock of the Corporation on March 7, 2000. As of such date, the number of shares of the Corporation issued and outstanding and entitled to vote on the foregoing amendment to the restated certificate of incorporation is 1,961,643, of which a total of 1,168,850 shares, or in excess of a majority of the outstanding common stock, voted for adoption of the foregoing amendment, and no shares voted against such amendment.

     DATED this 31st day of March, 2000.

                                   DIX HILLS EQUITIES GROUP, INC.



                                   By /s/ Dimitri Cocorinis
                                     ------------------------------
                                       Dimitri Cocorinis, President



                                   By /s/ Terry Cononelos
                                      ------------------------------------
                                       Terry Cononelos, Secretary/Treasurer

STATE OF UTAH          )
                       :ss.
COUNTY OF SALT LAKE    )

     On this 31st day of March, 2000, before me, a notary public, personally appeared Dimitri Cocorinis, being by me first duly sworn, who acknowledged to me that he is the person who executed the foregoing Certificate of Amendment to the Restated Certificate of Incorporation of Dix Hills Equities Group, Inc.; and to the best of his knowledge, information and belief, the statements made in the Certificate of Amendment are true.


                                    /s/ Carolyn S. Christensen
                                        ------------------------------
My Commission Expires:                   NOTARY PUBLIC
August 25, 2001                          Residing in Salt Lake County


STATE OF UTAH          )
                       :ss.
COUNTY OF SALT LAKE    )

     On this 31st day of March, 2000, before me, a notary public, personally appeared Terry Cononelos, being by me first duly sworn, who acknowledged to me that he is the person who executed the foregoing Certificate of Amendment to the Restated Certificate of Incorporation of Dix Hills Equities Group, Inc.; and to the best of his knowledge, information and belief, the statements made in the Certificate of Amendment are true.


                                    /s/ Carolyn S. Christensen
                                       --------------------------------
My Commission Expires:                  NOTARY PUBLIC
August 25, 2001                         Residing in Salt Lake County